News Release

Contact:	Bill Gibbons Exelon Media Relations 708-932-6123 william.gibbons@exeloncorp.com	FOR IMMEDIATE RELEASE
EXELON GENERATION TO RETIRE ILLINOIS’
BYRON AND DRESDEN NUCLEAR PLANTS IN 2021
Early retirements are the result of market rules that favor polluting power plants over carbon-free nuclear energy

CHICAGO (Aug. 27, 2020) — Exelon Generation announced today that it intends to retire its Byron Generating Station and Dresden Generating Station in fall 2021, resulting in the loss of four nuclear generation units that together supply clean, zero-emissions energy to more than four million homes and businesses in northern Illinois. Byron, located just outside Byron, Ill., will close in September 2021, and Dresden, located in Morris, Ill., will close in November 2021.

Dresden is licensed to operate for another decade and Byron for another 20 years. Together, they employ more than 1,500 full-time employees and 2,000 supplemental workers during refueling outages, most from local union halls. The plants pay nearly $63 million in taxes annually to support local schools, fire, police and other services. The two plants supply 30 percent of Illinois’ carbon-free energy and are essential to meeting the state’s goal to achieve 100 percent clean energy.

“Although we know in our heads that shutting down the uneconomic Illinois plants is necessary to preserve even more jobs elsewhere, our hearts ache today for the thousands of talented women and men that have served Illinois families for more than a generation and will lose their jobs because of poorly conceived energy policies,” said Christopher Crane, president and CEO of Exelon. “But we are only about a year away from shutdown and we need to give our people, the host communities, and regulators time to prepare.”

“We recognize this comes as many of our communities are still recovering from the economic and public health impacts of the pandemic, and we will continue our dialogue with policymakers on ways to prevent these closures,” said Crane. “To that end, we have opened our books to policymakers and will continue to do so for any lawmaker who wishes to judge the plants’ profitability.”

“We agree with Governor Pritzker that policy reform is urgently needed to address the climate crisis and advance Illinois’ clean energy economy, and we support the objectives of the Governor’s recent energy principles,” added Crane. “That’s separate from today’s announcement to retire these two zero-carbon nuclear plants, which was not a decision made lightly and is one that has been in the works for some time.”

Despite being among the most efficient and reliable units in the nation’s nuclear fleet, Dresden and Byron face revenue shortfalls in the hundreds of millions of dollars because of declining energy prices and market rules that allow fossil fuel plants to underbid clean resources in the PJM capacity auction, even though there is broad public support for sustaining and expanding clean energy resources to address the climate crisis. The plants’ economic challenges are further exacerbated by a recent FERC ruling that undermines longstanding state clean energy programs and gives an additional competitive advantage to polluting energy sources in the auction. As a result of these market rules, Exelon Generation’s LaSalle and Braidwood nuclear stations in Illinois, each of which house two nuclear units and together employ more than 1,500 skilled workers, are also at high risk for premature closure.

Studies have shown that when nuclear plants close, plants that burn fossil fuels operate much more often, increasing harmful carbon and air pollution, especially in disadvantaged communities. In January 2019, Illinois committed to reducing greenhouse gas emissions consistent with the targets set in the Paris climate agreement. While the state is currently at roughly 85 percent progress towards the 2025 goal, if the four economically challenged nuclear plants (Dresden, Byron, Braidwood and LaSalle)

prematurely retire, Illinois will drop to only 20 percent of the way toward the goal. Electric sector emissions in Illinois will increase by 70 percent.

Despite these consequences, Exelon Generation must act now to prevent further shortfalls and give its employees, contractors and community partners time to prepare for the loss of jobs and tens of millions of dollars in taxes, donations and local purchasing. The notification also is necessary to give PJM enough time to conduct an analysis confirming that retiring Byron and Dresden will not cause a shortage of generating capacity in northern Illinois during times of peak demand.

In the days and weeks ahead, Exelon Generation will file a deactivation notice with PJM and inform key stakeholders and regulatory agencies of the retirements. In addition, the company will:

•Make official shutdown notifications to the Nuclear Regulatory Commission within 30 days;
•Terminate capital investment projects required for long term operation of Dresden and Byron; and
•Scale back the refueling outages scheduled for this fall at Dresden and Byron. The move will result in spending reductions of $50 million and the elimination of up to 1,400 of the more than 2,000 mostly union jobs typically associated with the two refueling outages.

While retirement preparations are underway, employees will continue to operate the plants at world-class levels of safety and operational excellence until they are decommissioned. Exelon Generation will work to place affected plant employees at other Exelon facilities or help them transition to positions outside the company, wherever possible.

# # #

About Exelon Generation
Exelon Generation, a subsidiary of Exelon Corporation (Nasdaq: EXC), is the nation’s largest producer of carbon-free energy, powering more than 20 million homes and businesses through a diverse generation fleet with more than 31,000 megawatts of capacity. Exelon Generation operates the largest U.S. fleet of zero-carbon nuclear plants with more than 18,700 megawatts from 21 reactors at 12 facilities in Illinois, Maryland, New York and Pennsylvania. It also operates a diverse mix of wind, solar, landfill gas, hydroelectric, natural gas and oil facilities in 19 states with more than 12,300 megawatts. Exelon Generation sets the standard for world-class power plant operations that produce clean, safe, reliable electricity, and is an active partner and economic engine in the communities it serves by providing jobs, charitable contributions and tax payments that help towns and regions grow. Follow Exelon Generation on Twitter @ExelonGen, view the Exelon Generation YouTube channel or visit exeloncorp.com.